Free[]Writing[]Prospectus[] Filed[]Pursuant[]to[]Rule[]433[]
Registration[]Statement[]No.[]333[]177923[] Dated[]October[]9,[]2012[]

October 2012

J.P. Morgan Structured Investments

The J.P. Morgan Asia-Pacific Equity Rotator 5 Index Strategy Guide

Important Information

JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the relevant product supplement, term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more
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may get these documents without cost by visiting EDGAR on the SEC Website at
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in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.

To the extent there are any inconsistencies between this free writing prospectus and the relevant term sheet or pricing supplement, such relevant term sheet or pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

Investments linked to the J.P. Morgan Asia-Pacific Equity Rotator 5 Index (the
"Strategy") are our senior unsecured obligations and are not secured debt.
Investing in these securities is not equivalent to a direct investment in the
Strategy or any index that forms part of the Strategy.

Investments linked to the Strategy require investors to assess several characteristics and risk factors that may not be present in other types of transactions. In reaching a determination as to the appropriateness of any proposed transaction, clients should undertake a thorough independent review of the legal, regulatory, credit, tax, accounting and economic consequences of such transaction in relation to their particular circumstances.  This free writing prospectus contains market data from various sources other than us and our affiliates, and, accordingly, we make no representation or warranty as to the market data's accuracy or completeness.  All information is subject to change without notice. We or our affiliated companies may make a market or deal as principal in the investments mentioned in this document or in options, futures or other derivatives based thereon.

Any historical composite performance records included in this free writing prospectus are hypothetical and it should be noted that the constituents have not traded together in the manner shown in the composite historical replication of the Strategy included in this free writing prospectus. No representation is being made that the Strategy will achieve a composite performance record similar to that shown.  In fact, there are frequently sharp differences between a hypothetical historical composite performance record and the actual record that the combination of those underlying elements subsequently achieved.

Use of Simulated Returns
Back-testing and other statistical analysis material that is provided in connection with the explanations of the potential returns of the investments linked to the Strategy use simulated analysis and hypothetical circumstances to estimate how it may have performed prior to its actual existence.

The results obtained from "back-testing" information should not be considered indicative of the actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the strategy.  J.P. Morgan provides no assurance or guarantee that the investments linked to the strategy will operate or would have operated in the past in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations.  Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate. Actual results will vary, perhaps materially, from the simulated returns presented in this strategy guide.

IRS Circular 230 Disclosure

We and our affiliates do not provide tax advice. Accordingly, any discussion of
U.S. tax matters contained herein is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with J.P. Morgan of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.  Structured
Investments may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. J.P. Morgan and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations of, issuers mentioned herein.  J.P. Morgan is the marketing name for the Issuer and its subsidiaries and affiliates worldwide. J.P. Morgan
Securities LLC ("JPMS") is a member of FINRA, NYSE, and SIPC.  Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Overview

The J.P. Morgan Asia-Pacific Equity Rotator 5 Index (the "Index" or the
"Strategy") is a notional rules-based proprietary index that, on a monthly basis, tracks the excess return of a synthetic portfolio of up to five constituents that are each an Asia-Pacific equity index or futures tracker
(selected from among ten Asia-Pacific equity indices and an equity futures tracker (the "Equity Constituents")) and, if fewer than five Equity
Constituents have been selected, the J.P. Morgan U.S. Treasury Notes Futures
Tracker (the "Bond Constituent"), using a volatility budgeting approach, above the return of the JPMorgan Cash Index USD 3 Month (the "Cash Constituent"). We
refer to the Equity Constituents and the Bond Constituent together as the
"Non-Cash Constituents" and the Non-Cash Constituents and the Cash Constituent
together as the "Basket Constituents." Key features of the Index include: []
potential exposure to up to five of 11 investable underlyings (10 equity indices and an equity futures tracker) across the Asia-Pacific region; []
momentum style allocation to the five highest positive performing Equity
Constituents, if any;[] the Index allocates to the Bond Constituent if there are fewer than five positive performing Equity Constituents; []  the Index uses a volatility budgeting approach to assign weights to the Non-Cash Constituents based on a total volatility allocation of 5%. Each Equity Constituent selected for inclusion is assigned an individual volatility allocation of 1% (20% * 5%).
If fewer than five Equity Constituents qualify for inclusion in the synthetic portfolio, the Bond Constituent will be assigned the unused portion of the total volatility allocation; [] the weight for each selected Non-Cash
Constituent is equal to the individual volatility allocation of that Non-Cash
Constituent divided by the annualized realized volatility of that Non-Cash
Constituent over the previous month, subject to a maximum weight of 30% for an
Equity Constituent and 100% for the Bond Constituent; [] the Index is an excess return index and reflects the weighted performance of the Non-Cash Constituents in excess of the return of the Cash Constituent; [] the Index Level is calculated in U.S. dollars. As all but one of the Equity Constituents are calculated in a foreign currency, the Index effectively converts the closing levels of these Equity Constituents into U.S. dollars at the relevant exchange rate in calculating the Index Level; and [] the Index levels are published on
Bloomberg under the ticker CIJPAER5.

What are the Basket Constituents?

The following table sets forth the Basket Constituents that compose the Index.

Basket Constituents
------------------------------------------------------------- ---------- -------- -----------------
                       Constituents                            Country   Currency Bloomberg Tickers
------------------- ----------------------------------------- ---------- -------- -----------------
                               Hang Seng( R ) Index           Hong Kong    HKD           HSI
                    ----------------------------------------- ---------- -------- -----------------
                      Hang Seng China Enterprises Index         China      HKD          HSCEI
                    ----------------------------------------- ---------- -------- -----------------
                          MSCI Singapore Free Index           Singapore    SGD         SIMSCI
                    ----------------------------------------- ---------- -------- -----------------
                              MSCI Taiwan Index                 Taiwan     TWD         TAMSCI
                    ----------------------------------------- ---------- -------- -----------------
                                 TOPIX( R ) Index               Japan      NKY           TPX
                    ----------------------------------------- ---------- -------- -----------------
Equity Constituents           S and P R /ASX 200 Index          Australia   AUD          AS51
                    ----------------------------------------- ---------- -------- -----------------
                                KOSPI 200 Index                 Korea     KRW          KOSPI2
                    ----------------------------------------- ---------- -------- -----------------
                             MSCI Indonesia Index             Indonesia    IDR          MXID
                    ----------------------------------------- ---------- -------- -----------------
                              MSCI Malaysia Index              Malaysia    MYR          MXMY
                    ----------------------------------------- ---------- -------- -----------------
                              MSCI Thailand Index              Thailand    THB          MXTH
                    ----------------------------------------- ---------- -------- -----------------
                    J.P. Morgan Indian Equity Futures Tracker   Indian     USD        CIJPIDEE
------------------- ----------------------------------------- ---------- -------- -----------------
 Bond Constituent       J.P. Morgan US Treasury Notes Futures Tracker      USD       RFJPUSBE
------------------- ---------------------------------------------------- -------- -----------------
 Cash Constituent             JPMorgan Cash Index USD 3 Month              USD       JPCAUS3M
------------------- ---------------------------------------------------- -------- -----------------

Note: See the relevant disclosure statement for more information on the Index and the Basket Constituents.
Certain historical data for the Basket Constituents can be accessed on the
Bloomberg website (www.bloomberg.com) by typing [ticker]:ind in the search box.
Information contained in the Bloomberg website is not incorporated by reference in, and should not be considered a part of, this strategy guide.

The table and graph below illustrate the performance of the Index based on the hypothetical back-tested closing levels from June 28, 2002 through August 31,
2011 and the actual performance from September 1, 2011 through September 28,
2012. Based on the hypothetical back-tested performance, the Index realized annualized returns of 4.67% per annum over the period, and outperformed the
MSCI AC Asia Pacific Index (the "MSCI Asia Pacific Index") and the JPMorgan GBI
US Index (the "JPMorgan US Government Bond Index"). There is no guarantee that the Index will outperform the MSCI Asia Pacific Index or the JPMorgan US
Government Bond Index during the term of your investment in securities linked to the Index.

 Hypothetical Comparison of the J.P. Morgan Asia-Pacific Equity Rotator 5 Index (Sep 28, 2002 --
 Sep 28, 2012)
                          J.P. Morgan Asia-    MSCI Asia Pacific JPMorgan US Government
                        ---------------------- ----------------- -------------------------------
                        Pacific Equity Rotator   Index (Excess   Bond Index (Excess Return)
                        ---------------------- -----------------
                                5 Index             Return)
----------------------- ====================== ----------------- -------------------------------
    12 Month Return             -2.15%               11.33%                   3.20%
----------------------- ====================== ----------------- -------------------------------
     3 Year Return               0.4%                  3.3%                    5.0%
      (Annualized)
----------------------- ====================== ----------------- -------------------------------
     10 Year Return              4.7%                  6.3%                    2.4%
      (Annualized)
----------------------- ====================== ----------------- -------------------------------
  Annualized volatility          4.6%                 21.1%                    5.2%
----------------------- ---------------------- ----------------- -------------------------------
Source: Bloomberg and J.P. Morgan. Please see notes immediately following the graph below.

Hypothetical performance of the J.P. Morgan Asia-Pacific Equity Rotator 5 Index (Sep 28 2002 -- Sep
28, 2012)
   300
   250
                                          -------
   200
                          -------                         ------------------ ------- ======= -------
   150
          ======= ======= ------- ======= ------- ======= ------------------ ------- ------- -------
   100
                          -------
                             J.P. Morgan Asia-Pacific Equity Rotator 5 Index
     50                      MSCI Emerging Market Index (Excess Return)
          ------- -------                                                            ------- -------
      0                      JPMorgan US Government Bond Index (Excess Return)
                          ----------------------------------------------------------
      2       3       4       5       6       7       8       9                  0       1       2
   p - 0    p - 0   p - 0   p - 0   p - 0   p - 0   p - 0   p - 0              p - 1   p - 1   p - 1
 S e      S e     Se      Se      Se      Se      Se      S e                Se      Se      Se

Source: Bloomberg and J.P. Morgan

Note: Because the Index did not exist prior to August 31, 2011, all retrospective levels provided in the graph and table above are simulated and must be considered illustrative only. The simulated data was constructed using certain procedures that may vary from the procedures used to calculate the
Index going forward, and on the basis of certain assumptions that may not hold during future periods. The variations in procedures used in producing simulated historical data from those used to calculate the Index going forward could produce differences in returns of indeterminate direction and amount. Past hypothetical performance results are neither indicative of nor a guarantee of future returns. Actual results will vary, potentially materially, from the hypothetical historical performance described herein. Please see "Important
Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.
"Return" is the percentage return of the relevant index over the period indicated, and where "Annualized" is indicated, is the annual compounded return of the relevant index over the period.
"Annualized volatility" is the annualized standard deviation of the daily log returns of the relevant index for the full period from September 28, 2002 through September 28, 2012.
 "MSCI Asia Pacific Index (Excess Return)" represents a hypothetical index constructed from the net total returns of the MSCI Asia Pacific Index with the returns of the Cash Constituent deducted.
 "JPMorgan US Government Bond Index (Excess Return)" represents a hypothetical index constructed from the returns of the JPMorgan US Government Bond Index with the returns of the Cash Constituent deducted.

Strategy Description

The Index rebalances the synthetic portfolio monthly. As part of this rebalancing process, the Index will assign weights to the Basket Constituents.
The Index uses a volatility budgeting approach to assign weights to the
Non-Cash Constituents based on a total volatility allocation of 5% (the "Target
Volatility"). The Index does not target a specific volatility (5% or otherwise)
for the synthetic portfolio as a whole, and, due to potential correlation among the Basket Constituents and individual weighting caps, the actual realized volatility of the Index may be greater than or less than 5%.

On each selection date for the monthly rebalancing of the Index, the Index will employ the following steps:

[] The Index will select the top five positive performing Equity Constituents based on their past month's performance for inclusion in the synthetic portfolio.  If, however, fewer than five Equity Constituents have positive returns over the past month, the Bond Constituent will be added to the synthetic portfolio. In the example below, the five top performing Equity
Constituents are identified.

Return

 Hong Kong China India Japan Korea
 Taiwan Australia Indonesia Malaysia Thailand  Singapore

[] The Index has a total volatility allocation of 5%. Each Equity Constituent selected for inclusion in the synthetic portfolio is assigned an individual volatility allocation of 1%. If fewer than five Equity Constituents qualify for inclusion in the synthetic portfolio, the Bond Constituent will be assigned the remaining allocation. For example, if there are only three qualifying Equity
Constituents, the Bond Constituent will have an individual volatility allocation of 2%.

[] The rebalanced weight for each selected Non-Cash Constituent is equal to the individual volatility allocation divided by the annualized realized volatility of that Non-Cash Constituent over the previous month, subject to a maximum weight of 30% for an Equity Constituent and 100% for the Bond Constituent.

Individual Volatility Allocation / Annualized Realized Volatility = Rebalanced
weight

[] After the rebalanced weights have been determined based on the above methodology, the Index will track the excess return of this portfolio until the next rebalancing date.

Hypothetical Backtest Example

[] On May 5, 2005, the Hang Seng([R]) Index, the MSCI Singapore Free Index, the
MSCI Taiwan Index, and the MSCI Malaysia Index each had positive returns in the previous month and therefore were selected for inclusion in the portfolio, and the Bond Constituent was also selected.

[] On May 6, 2005, the weights calculated below were rebalanced by the Index.

             Hang Seng([R])   MSCI     MSCI    MSCI       Bond
                            ---------- ------ --------
                            Singapore  Taiwan Malaysia
             --------------                            -----------
                Index                                  Constituent
                            ---------- ------ --------
                            Free Index Index   Index
------------ -------------- ---------- ------ -------- -----------
 Individual
  Volatility     1.0%           1.0%     1.0%   1.0%       1.0%
 Allocation
------------ -------------- ---------- ------ -------- -----------
 Realized
Annualized       10.3%         11.0%    16.4%   9.8%       3.9%
  Volatility
------------ -------------- ---------- ------ -------- -----------
Rebalanced       9.7%           9.1%     6.1%   10.2%     25.6%
  Weight
------------ -------------- ---------- ------ -------- -----------

Although the weight for each of the top 5 performing Non-Cash Constituents is determined as described above, it may be helpful to think of that weight determination also in the following way: if each such Non-Cash Constituent were given a provisional weight equal to 20% and if that provisional weight were then scaled up or down based on whether its annualized volatility was greater or less than 5% over the preceding month (subject to the relevant weight maximum), you would arrive at the rebalanced weight.

Because each qualifying Equity Constituent has a maximum weight of 30% and the
Bond Constituent has a maximum weight of 100%, the synthetic portfolio may have a total weight of more than 100%. The maximum total weight for the synthetic portfolio is 220%. Accordingly, the Index may be exposed to leverage. In addition, the total weight for the synthetic portfolio may be less than 100%, which will result in the Index being partially uninvested and cause the Index to reflect no return for the uninvested portion.

Excess Return
The Index is an excess return index intended to reflect the return of a synthetic investment in the synthetic portfolio where the investment is made through the use of borrowed funds. Because the J.P. Morgan Indian Equity
Futures Tracker and the Bond Constituent are both composed of futures contracts, which do not require an upfront cash investment (ignoring any margin requirements), only the remaining Non-Cash Constituents are subject to borrowing costs. Accordingly, the return of the Cash Constituent will only be deducted from the return of the Non-Cash Constituents involving the need to borrow funds.

The Equity Constituents cover 11 countries and markets in the Asia-Pacific region. Those countries and markets represent a total population of approximately 3.39 billion and a total GDP of approximately 17 trillion U.S.
dollars.

Source: Bloomberg, IMF. 2010.

Historical analysis

Targeting volatility

As described in "Strategy Description," the Index does not target a specific volatility (5% or otherwise) for the synthetic portfolio as a whole, and the actual realized volatility of the Index may be greater than or less than 5%.
The graph below illustrates the hypothetical six-month annualized volatility of the Index as well as that of the MSCI Asia Pacific Index and the JPMorgan US
Government Bond Index between March 31,2003 and September 28, 2012.

Volatility is a measurement of the variability of returns. The historical, or
"realized," volatility of a portfolio can be measured in a number of ways. For the purposes of the graph below, volatility is calculated from the historical daily logarithmic returns of each index over a six-month observation period.
For any given day, the "six-month annualized volatility" is the annualized standard deviation of the daily logarithmic returns of the relevant index using the closing levels of the index during the 126 index-day period preceding that day. For example, for the day September 30, 2010, the data point on the graph for that day represents the annualized standard deviation of the daily logarithmic returns using closing levels of the relevant index during the 126
Index-days up to and including September 30, 2010.

Hypothetical six-month  annualized volatility (Mar 31, 2003 -- Sept 28, 2012)

50% J. P.  Morgan Asia-Pacific Equity Rotator 5 Index 45% MSCI Asia Pacific
Index 40% JPMorgan US Government Bond Index 35% Target Volatility 30% 25% 20%
15% 10% 5% 0%

    3 4 5 6 7 8 9 0 1 2 r - 0 r - 0 r - 0 r - 0 r - 0 r - 0 r - 0 r - 1 r - 1 r
- 1 Ma Ma Ma Ma Ma Ma a a a a M M M M

Source: Bloomberg and J.P. Morgan

Note: The hypothetical, historical six-month annualized volatility levels of the Index, the MSCI Asia Pacific Index, and the JPMorgan US Government Bond
Index, are presented for informational purposes only. The back-tested, hypothetical, historical six-month annualized volatility has inherent limitations. These volatility levels reflect historical performance (and in the case of the Index hypothetical historical performance). No representation is made that in the future the Index, the MSCI Asia Pacific Index or the JPMorgan
US Government Bond Index will have the volatilities shown above. There is no guarantee that the Index will outperform any alternative investment strategy, including the MSCI Asia Pacific index or the JPMorgan US Government Bond Index.
Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual six-month annualized volatilities will vary, perhaps materially, from this analysis.
Please see "Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

Hypothetical historical allocations

The following graph illustrates the hypothetical historical allocation of the
Equity Constituents and Bond Constituent, based on the rebalancing mechanics set forth under the "Strategy Description." For a detailed description of which indices make up the Equity Constituents and Bond Constituent displayed in this graph, please see "What are the Basket Constituents?".

Hypothetical allocations September 2002 to September 2012

120% Bond Constituent 100% Equity Constituents

80%
Exposure

60% 40% 20%

0%
Sep-02  Sep-03  Sep-04  Sep-05  Sep-06  Sep-07  Sep-08  Sep-09  Sep-10  Sep-11
Sep-12

Source: J.P. Morgan.
Note: The hypothetical allocations are obtained from back-testing and should not be considered indicative of the actual weights that would be assigned to the Equity Constituents and Bond Constituent during your investment in securities linked to the Index. J.P. Morgan provides no assurance or guarantee that the actual performance of the Index would result in allocations among the
Equity Constituents and Bond Constituent consistent with the hypothetical allocations displayed in the preceding graph. Actual results will vary, perhaps materially, from those arising from the hypothetical historical allocations contained in this hypothetical backtest. Please see "Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

The following graph illustrates the hypothetical historical percentage of time allocation of Non-Cash Constituents based on the rebalancing mechanics set forth under the "Strategy Description." The Equity Constituents are represented by the name of the corresponding country under "What are the Basket
Constituents?". From December 2001 to September 2012, there are 137 months over the period, the percentage number of the country multiplies by 128 shows the number of months the Index has allocation on. For example, the months allocated to Hong Kong, the Hang Seng([R]) Index, is 137[]27%=37 months.

Hypothetical time allocation December 2001 to September 2012
       Hong Kong      27.0%
              China                          42.3%
         Singapore      28.5%
            Taiwan           32.1%
               India                 37.2%
             Japan   26.3%
          Australia          32.1%
             Korea                         40.9%
         Indonesia                                           54.7%
          Malaysia        29.9%
          Thailand                              43.8%
Bond Constituent               32.8%

Source: J.P. Morgan.
Note: The hypothetical allocations are obtained from back-testing and should not be considered indicative of the actual percentage of the time that would be assigned to the Non-Cash Constituents during your investment in securities linked to the Index. J.P. Morgan provides no assurance or guarantee that the actual performance of the Index would result in allocations to the Non-Cash
Constituents consistent with the hypothetical allocations displayed in the preceding graphs. Actual results will vary, perhaps materially, from those arising from the hypothetical historical allocations contained in this hypothetical backtest. Please see "Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

The following graph illustrates the hypothetical average historical percentage of weight allocations of Non-Cash Constituents when the Non-Cash Constituents are selected based on the rebalancing mechanics set forth under the "Strategy
Description." The Equity Constituents are represented by the name of the corresponding country under "What are the Basket Constituents?".

Hypothetical average weights allocations December 2001 to September 2012
       Hong Kong       5.8%
              China  4.2%
         Singapore      6.3%
            Taiwan    5.5%
               India   5.7%
             Japan     5.9%
          Australia    5.9%
             Korea    5.0%
         Indonesia   4.2%
          Malaysia        8.0%
          Thailand   4.7%
Bond Constituent                                                         48.5%

Source: J.P. Morgan.
Note: The hypothetical allocations are obtained from back-testing and should not be considered indicative of the actual weights percentage that would be assigned to the Non-Cash Constituents during your investment in securities linked to

the Index. J.P. Morgan provides no assurance or guarantee that the actual performance of the Index would result in allocations to the Non-Cash
Constituents consistent with the hypothetical allocations displayed in the preceding graphs. Actual results will vary, perhaps materially, from those arising from the hypothetical historical allocations contained in this hypothetical backtest. Please see "Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

The charts below illustrate the average allocation over specific time periods to the Equity Constituents and Bond Constituent intended to demonstrate how the average allocation of the Index changes during different market environments.
These hypothetical allocations were calculated by averaging the monthly allocations during the periods indicated.

Average monthly allocations in declining equity markets

May 2001 to March 2003 November 2007 to March 2009

17.8% 30.5%

15.1%
8.1%

Bond Constituent Equity Constituents Bond Constituent Equity Constituents

Average monthly allocations in rising equity markets

April 2003 to October 2007 April 2009 to Jul 2011

26.7% 21.5%

12.8%

10.3%

Bond Constituent Equity Constituents Bond Constituent Equity Constituents

Source: J.P. Morgan. Numbers have been rounded for convenience.
Note: The hypothetical allocations are obtained from back-testing and should not be considered indicative of the actual weights that would be assigned to the Equity Constituents and Bond Constituent during your investment in securities linked to the Index. J.P. Morgan provides no assurance or guarantee that the actual performance of the Index would result in allocations among the
Equity Constituents and Bond Constituent consistent with the hypothetical allocations displayed in the preceding graphs. Actual results will vary, perhaps materially, from those arising from the hypothetical historical allocations contained in this hypothetical back test. Please see "Important
Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

Risks associated with the Strategy

THE STRATEGY COMPRISES NOTIONAL ASSETS AND LIABILITIES--The exposures to the dynamic basket that tracks the excess returns of the Basket Constituents above the JPMorgan Cash Index USD 3 Month are purely notional. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.
THE INDEX DOES NOT TARGET A SPECIFIC VOLATILITY FOR THE SYNTHETIC PORTFOLIO AS
A WHOLE, AND ITS ACTUAL REALIZED VOLATILITY MAY BE GREATER OR LESS THAN 5% --
The Index does not target a specific volatility (5% or otherwise) for the synthetic portfolio as a whole, and, due to potential correlation among the
Basket Constituents and individual weighting caps, the actual realized volatility of the Index may be greater than or less than 5%.

THERE ARE RISKS ASSOCIATED WITH A MOMENTUM-BASED INVESTMENT STRATEGY--The
Strategy seeks to capitalize on positive market price trends based on the supposition that positive market price trends may continue. This Strategy is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Strategy may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.
THE INDEX MAY HAVE EXPOSURE ONLY TO THE BOND CONSTITUENT (AND NO EXPOSURE TO
ANY EQUITY CONSTITUENT) FOR AN EXTENDED PERIOD OF TIME -- The Index will be subject to the performance of certain Asia-Pacific equity markets. The performance of such markets may be subject to a global or regional recession or a prolonged negative trend. Under these circumstances, the Index may have exposure only to the Bond Constituent for an extended period of time and no exposure to any Equity Constituent, if every Equity Constituent is in a negative trend. Your return may be adversely affected by a prolonged exposure to only the Bond Constituent. For example, in connection with the rebalancing of the Index in September 2011, the Bond Constituent is the only Basket
Constituent included in the synthetic portfolio, with a weight of 63.26% .
THE INDEX MAY BE SUBJECT TO INCREASED VOLATILITY DUE TO THE USE OF LEVERAGE
--The Index may use leverage to increase the return from any Non-Cash
Constituent because the sum of the weights of the Basket Constituents included in the synthetic portfolio underlying the Index may be greater than 100%, up to a maximum total weight of 220%. In particular, the use of leverage will magnify any negative performance of the relevant Non-Cash Constituents which in turn could cause you to receive a lower payment at maturity than you would otherwise receive. In addition, the Futures Tracker Constituents are composed of highly leveraged instruments, such as futures contracts.
A PORTION OF THE INDEX IS CURRENTLY UNINVESTED, AND THE INDEX MAY CONTINUE TO
BE
PARTIALLY UNINVESTED OR BECOME ENTIRELY UNINVESTED, WHICH WILL RESULT IN A
PORTION OR ALL OF THE INDEX REFLECTING NO RETURN -- Because of the method by which the weight of each Non-Cash Constituent selected for inclusion in the synthetic portfolio underlying the Index is determined, the weight of a selected Non-Cash Constituent generally decreases as its annualized realized volatility during the month preceding the relevant Index rebalancing day increases. If one or more of the selected Non-Cash Constituents experienced heightened volatility over the relevant period, the total weight of the
Non-Cash Constituents included in the synthetic portfolio may be less than
100%. A total weight of less than 100% means that the Index is partially uninvested and, accordingly, the Index will reflect no return with respect to the uninvested portion. For example, in connection with the rebalancing of the
Index in September 2011, the total weight of the Non-Cash Constituents is
63.26%, meaning that 36.74% of the Index is uninvested.
Under certain circumstances, one or more of the Non-Cash Constituents may be replaced by the Cash Constituent or may be removed, which may result in the portfolio being partially or wholly uninvested

CORRELATION OF PERFORMANCES AMONG THE BASKET CONSTITUENTS MAY REDUCE
PERFORMANCE OF THE STRATEGY--Performances among the Basket Constituents may become highly correlated from time to time during the term of your investment.
High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type that have a substantial weighting in the Strategy could have a material adverse effect on the performance of the
Strategy.

OUR AFFILIATE, J.P. MORGAN SECURITIES (ASIA PACIFIC) LTD., OR JPMSAPL, IS THE
CALCULATION AGENT FOR THE STRATEGY AND MAY ADJUST THE STRATEGY IN A WAY THAT
AFFECTS ITS LEVEL--The policies and judgments for which JPMSAPL is responsible could have an impact, positive or negative, on the level of the Strategy and the value of your investment. JPMSAPL is under no obligation to consider your interest as an investor in securities linked to the Strategy.

OTHER KEY RISKS:

[] The Strategy may not be successful and may not outperform any alternative strategy related to the Basket Constituents.

[] The payment on any investments linked to the Strategy that we may issue is exposed to the credit risk of JPMorgan Chase and Co.

[] The investment strategy involves monthly rebalancing and maximum weighting caps that are applied to the Basket Constituents.

[] Changes in the value of the Basket Constituents may offset each other.

[] The Strategy is subject to risks associated with non-U.S. markets, including emerging markets. [] The Strategy is subject to currency exchange risk.

[] The Index was established on August 31, 2011, and therefore has a limited operating history.

[] Three of our affiliates, J.P. Morgan Securities LLC, JPMSAPL and J.P. Morgan
Securities Ltd., are the sponsors of three of the Basket Constituents (JPMorgan
Cash Index USD 3 Month, J.P. Morgan Indian Equity Futures Tracker, and J.P.
Morgan US Treasury Note Futures Tracker, respectively).

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.